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                                                                    EXHIBIT 99.B

                         AGREEMENT AMONG STOCKHOLDERS

     This Agreement Among Stockholders (this "Agreement") dated October 15, 1999, is by and among Quicksilver Resources Inc., a Delaware corporation (the "Company"), Mercury Exploration Company, a Texas corporation ("Mercury"), Quicksilver Energy, L.C., a Michigan limited liability company ("QELC"), Frank Darden, Thomas F. Darden, Glenn Darden, Anne Darden Self, and Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI").

     WHEREAS, except for the Company, the parties hereto (collectively the "Stockholders" and each, a "Stockholder") are holders of shares of the Company's common stock, par value $.01 per share (the "Common Stock"); and

     WHEREAS, the parties hereto and others were parties to that certain Stockholders Agreement dated April 9, 1998 as amended by Amendment No. 1 dated September 1, 1998 (as so amended, the "Stockholders Agreement");

     NOW, THEREFORE, in consideration of the execution and delivery by each of the parties hereto of the Termination Agreement of even date herewith, terminating the Stockholders Agreement, the parties hereto agree as follows:

     1.   Board Representation.

          (a) The Company, subject to its fiduciary duties under applicable state law, and each of the Stockholders agree and acknowledge that JEDI and/or its Permitted Transferees (defined below) shall have the right, exercisable at any time and acting alone (or, if more than one, in concert with each other), to elect one or more members of the Board of Directors of the Company as determined below, until such time (the "Termination Date") as JEDI and/or its Permitted Transferees have transferred in the aggregate 1,340,405 shares of Common Stock to one or more persons other than Permitted Transferees. The number of directors that JEDI and/or its Permitted Transferees shall be entitled to elect shall be that number of directors that represents a percentage of the entire Board of Directors at the time of election that is as close as possible to the percentage of outstanding shares of Common Stock then held collectively by JEDI and/or its Permitted Transferees. In calculating that percentage, the number of outstanding shares of Common Stock held by JEDI and/or its Permitted Transferees shall not exceed 1,340,405 shares less any number of shares theretofore transferred by JEDI and/or its Permitted Transferees to one or more persons other than Permitted Transferees. In no case before the Termination Date shall JEDI and/or its Permitted Transferees be entitled to elect less than one director. Any director elected by JEDI and/or its Permitted Transferees pursuant to this
Section 1 may be removed only by JEDI and/or its Permitted Transferees and any vacancy resulting from the resignation, removal or death of any director elected by JEDI and/or its Permitted Transferees may be filled only by JEDI and/or its Permitted Transferees, and neither the Company nor any Stockholder other than JEDI and/or its Permitted Transferees shall take any action to remove any such director or fill any such vacancy.

          (b) In order to facilitate the rights of JEDI and/or its Permitted Transferees set forth in paragraph (a) of this Section 1, each of the Stockholders other than JEDI hereby grants to JEDI its proxy, which (being coupled with an interest) shall be irrevocable, to take any of the following actions, either by written consent or at a meeting of the Company's stockholders: (i) to elect the number of directors that JEDI and/or its Permitted Transferees are entitled to elect pursuant to paragraph (a) of this
Section 1; (ii) to remove a director elected by JEDI and/or its Permitted
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Transferees; and (iii) to fill any vacancy on the Board of Directors resulting from the removal, resignation or death of a director elected by JEDI and/or its Permitted Transferees. The proxy granted hereby shall terminate upon the termination of JEDI's and/or its Permitted Transferees's right to elect directors pursuant to paragraph (a) of this Section 1.

     2. Tag Along Rights; Limitation on Transfers by Certain Stockholders. Each of Mercury and QELC (collectively the "Restricted Stockholders", and each, a "Restricted Stockholder") agrees that until the Termination Date such Restricted Stockholder will not transfer any shares of Common Stock without first providing JEDI and/or its Permitted Transferees the right to join in such transfer in accordance with the following provisions:

          (1) If a Restricted Stockholder desires to transfer shares of Common Stock (a "Proposed Transfer") the Restricted Stockholder shall cause the proposed transferee (the "Proposed Transferee") to make a written offer (the "Offer") to JEDI and/or its Permitted Transferees to purchase, on the same terms offered to the Restricted Stockholder, from JEDI and/or its Permitted Transferees a number of shares of Common Stock (rounded to the nearest whole number of shares) (the "Offered Shares") equal to the product of (A) a fraction the numerator of which is the number of shares of Common Stock then held collectively by JEDI and/or its Permitted Transferees but not to exceed 1,340,405 shares less any number of shares theretofore transferred by JEDI and/or its Permitted Transferees to one or more persons other than Permitted Transferees and the denominator of which is the total number of then outstanding shares of Common Stock and (B) the total number of shares of Common Stock to be purchased from the Restricted Stockholder in the Proposed Transfer. The Offer shall specify the total number of shares of Common Stock to be purchased from the Restricted Stockholder, the per share consideration to be paid and the other terms of the Proposed Transfer, including the closing date for the Proposed Transfer, which shall not be less than twenty days nor more than ninety days after the date the Offer is received by JEDI and/or its Permitted Transferees.

          (2) JEDI and/or its Permitted Transferees shall have the right, for a period of twenty days following receipt of an Offer, to elect to accept the Offer with respect to all or a portion of the Offered Shares by delivering to the Proposed Transferee within such twenty-day period a written acceptance (an "Acceptance") of the Offer, specifying the number of shares to be transferred by JEDI and/or its Permitted Transferees. The number of shares of Common Stock to be transferred by the Restricted Stockholder in the Proposed Transfer shall be reduced by the number of shares of Common Stock to be transferred by JEDI and/or its Permitted Transferees in the Proposed Transfer. Closing of the Proposed Transfer shall be made on reasonable terms specified in the Offer, which terms shall include only those terms that are customary in transactions similar to the Proposed Transfer. If JEDI and/or its Permitted Transferees does not deliver an Acceptance within twenty days after receipt of an Offer, the Offer shall expire.

     3. Certain Shares Held by Mercury; Agreement Does Not Apply. Notwithstanding anything in this Agreement to the contrary, this Agreement does not apply to 1,340,405 shares of the Common Stock now owned by Mercury (the "Excepted Shares"). Mercury may transfer all or any portion of the Excepted Shares at any time or from time to time without restriction, and the transferees will have no rights or obligations under this Agreement. Shares of Common Stock that are transferred by Mercury pursuant to a transaction in which JEDI and/or its Permitted Transferees have been given the right to join under Section 2 shall not be deemed Excepted Shares.

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     4.   Legend on Certificates; Stop Transfer Orders. The parties hereto agree to the placement on certificates representing shares of Common Stock (other than Excepted Shares) of a legend indicating that such securities are subject to the terms of this Agreement. In addition, Mercury and QELC agree to the placement on certificates representing shares of Common Stock owned by them (other than Excepted Shares) of a legend indicating that such securities may not be transferred except in accordance with this Agreement and to the entry of a stop transfer order with the transfer agent for such securities against the transfer of such securities except in accordance with this Agreement.

     5.   Miscellaneous.

          (a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, except that no transferee of Common Stock from JEDI and/or its Permitted Transferees (except Permitted Transferees) shall have any rights or obligations hereunder and no transferee (except Permitted Transferees) of Common Stock from any party shall have any rights or obligations under Section 2.

          (b) Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

          (c) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          (d) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          (e) The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.

          (f) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

          (g) All notices and other communications provided for or permitted hereunder shall be made in writing by telecopy, courier service or personal delivery at the respective addresses of the parties as shown in Section 9(j) of the Stockholders Agreement or to such other address as

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any such party may designate by notice in the manner provided above. All notices and other communications to a Permitted Transferee will be given to such party and to such address as JEDI shall have notified all other parties hereto in writing. All such notices shall be deemed to have been delivered and received at the time delivered by hand, if personally delivered, when receipt acknowledged, if telecopied, and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

          (h) The obligations of the parties to this Agreement are several and not joint, and no party shall be liable for a breach by any other party of such other party's obligations hereunder.

          (i) This Agreement may be amended only by means of a written amendment signed by all of the parties hereto.

          (j) All references in this Agreement to shares of Common Stock shall apply to such shares as adjusted to take into account subdivisions, distributions, reclassifications, and stock splits, dividends or combinations.

          (k) As used in this Agreement the term "Permitted Transferee" shall mean (i) an Affiliate (defined below) of JEDI to which JEDI or another of its Affiliates shall have transferred all or any portion of the 1,340,405 shares of Common Stock held by JEDI on the date of this Agreement, (ii) any transferee from JEDI of all or any portion of such shares by operation of law or judicial decree and (iii) Mercury if JEDI transfers shares of Common Stock to it pursuant to the Stock Transfer Agreement between them dated April 9, 1998, as amended. For purposes of this Agreement, "Affiliate," when used to refer to Affiliates of JEDI, shall exclude the Company and its Affiliates. As used herein "Affiliate" of any person means any other person directly or indirectly controlling, controlled by or under direct or indirect common control with such person. For purposes of this definition "control" when used with respect to any person, means the power to direct the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

     Executed effective as of the date first written above.

                              QUICKSILVER RESOURCES INC.



                              By: /s/ Glenn Darden
                                 ---------------------------------------
                              Name:   Glenn Darden
                                   -------------------------------------
                              Title:  President
                                    ------------------------------------


                              MERCURY EXPLORATION COMPANY

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                              By: /s/ Frank Darden
                                 ---------------------------------------
                              Name:   Frank Darden
                                   -------------------------------------
                              Title:  Chairman
                                    ------------------------------------

                              QUICKSILVER ENERGY, L.C.



                              By: /s/ Glenn Darden
                                 ---------------------------------------
                              Name:    Glenn Darden

                              Title:  Administative Manager
                                    ------------------------------------


                              JOINT ENERGY DEVELOPMENT
                              INVESTMENTS LIMITED PARTNERSHIP

                              By:   Enron Capital Management Limited
                                    Partnership, its general partner

                              By:   Enron Capital Corp.,
                                    its general partner



                              By: /s/ Mark Warner
                                 --------------------------------------
                                      Mark Warner
                              Name:____________________________________
                                      Agent and Attorney in Fact
                              Title:___________________________________


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                                /s/ Frank Darden
                              ---------------------------------------
                              Frank Darden

                                /s/ Thomas F. Darden
                              __________________________________________
                              Thomas F. Darden

                                /s/ Glenn M. Darden
                              __________________________________________
                              Glenn M. Darden

                                /s/ Anne Darden Self
                              __________________________________________
                              Anne Darden Self

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